EXHIBIT 24.2
                               KPMG PEAT MARWICK
                             TWO CENTRAL PARK PLAZA




                               ACCOUNTANTS CONSENT



The Board of Directors
Union Financial Services-1, Inc.


     We consent to the incorporation by reference in the registration statement on Form S-3 relating to Union Financial Services-1, Inc. issue of $1,000,000 of Taxable Student Loan Asset-Backed Notes of our report, dated February 7, 1997, except note 12, which is as of March 20, 1997, relating to the balance sheet of Union Financial Services-1, Inc. as of December 31, 1996, and related statements of operations, stockholders' deficit and cash flows for the period from inception (February 28, 1996) to December 31, 1996, which report appears in the December 31, 1996 annual report on Form 10-K of Union Financial Services-1, Inc.

/s/ KPMG PEAT MARWICK LLP


Lincoln, Nebraska
June 5, 1997